                                                     (Exhibit 23)


                 Consent of Independent Auditors
                 -------------------------------

The Board of Directors
Americold Corporation:

We consent to incorporation by reference in the Registration Statement (No. 33-22556) on Form S-8 of Americold Corporation of our report dated May 6, 1994 relating to the consolidated balance sheets of Americold Corporation as of the last day of February 1994 and 1993, and the related consolidated statements of operations, stockholders' deficit, and cash flows and related schedules for each of the years in the three-year period ended the last day of February 1994, which report appears in the February 28, 1994 annual report on Form 10-K of Americold Corporation.

                              /s/ KPMG Peat Marwick

Portland, Oregon
May 25, 1994






















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